EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2007 (September 18, 2007 as to the effects of the common control acquisition of the general partnership interests of Texas Eastern Products Pipeline Company, LLC, and certain limited partnership interests of TEPPCO Partners, L.P. and the related change in business segments described in Note 1, as well as subsequent events as discussed in Note 25), relating to the consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries as of December 31, 2006 and 2005 and for each of the three years ended in the period December 31, 2006 appearing in the Current Report on Form 8-K (File No. 1-32610) filed September 21, 2007 of Enterprise GP Holdings L.P, and the incorporation by reference of our report dated February 28, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 21, 2007